Exhibit 99.1

N E W S R E L E A S E

FOR IMMEDIATE RELEASE

Media Contact:

Joel Weiden

Gavin Anderson & Company

212-515-1970

Investor Contact:

Doug Morris

Gavin Anderson & Company

212-515-1962

EXIDE TECHNOLOGIES FILES JOINT PLAN OF REORGANIZATION

PRINCETON, NJ – March 1, 2004 – Exide Technologies (OTCBB: EXDTQ), a global leader in stored electrical energy solutions, today announced that it has filed a Joint Plan of Reorganization (“Plan”) and Disclosure Statement with the Official Committee of Unsecured Creditors (“the Committee”) in the U.S. Bankruptcy Court for the District of Delaware.

Under the proposed Plan, which is subject to creditor approval and confirmation by the Bankruptcy Court, the Company’s pre-petition lenders will receive 90% of Exide’s newly issued common stock. The Company’s unsecured creditors as a class will receive 10% of the newly issued common stock and warrants which, if exercised, would increase their stake to approximately 28% of the newly issued common stock. Upon the effectiveness of the Plan, Exide would emerge from Chapter 11 as a publicly-traded company. Existing common stock will be cancelled and no distribution will be given to current shareholders.

Upon consummation of the Plan, Exide’s debt will be approximately $540 million, representing a decrease of almost $1.3 billion. As previously announced, the Company has arranged exit financing with Deutsche Bank AG New York Branch.

Craig Muhlhauser, Chairman, President and Chief Executive Officer of Exide Technologies, said, “This Plan is the result of a great deal of hard work and negotiation with the Committee and our bank lenders, and I want to thank everyone for their determination to do what is best for Exide. This is an exciting milestone for Exide, and I am more confident than ever that upon approval of this Plan and emergence from Chapter 11, Exide will be an even more formidable global competitor with a reputation for making our customers successful.”

Copies of the Company’s Plan of Reorganization can be accessed at www.bmccorp.net/exide. Additionally, Exide has established a toll-free number to answer questions regarding the Company’s Plan of Reorganization. The toll-free number is 1-800-821-EXIDE (3943) or 212-515-1962.

About Exide Technologies:

Exide Technologies, with operations in 89 countries and fiscal 2003 net sales of approximately $2.35 billion, is one of the world’s largest producers and recyclers of lead-acid batteries. The Company’s three global business groups – transportation, motive power and network power — provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications.

Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and 42-volt automotive applications. Industrial markets include network power applications such as telecommunications systems, fuel-cell load leveling, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.

Further information about Exide and its financial results are available at www.exide.com.

Certain statements in this press release may constitute forward-looking statements as defined by the Securities Litigation Reform Act of 1995. As such, they involve known and unknown risks, uncertainties and other factors that may cause the actual results of the company to be materially different from any results expressed or implied by such forward-looking statements, including without limitation creditor and Bankruptcy Court approval of the Plan and obtaining adequate exit financing. These and others are enumerated in further detail in the Company’s Plan and Disclosure Statement filed with the Bankruptcy Court and the Company’s Forms 10-Q and 10-K filed with the Securities and Exchange Commission.

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